Exhibit 99.1

652 Albany Shaker Road, Albany, NY 12211News Release

FOR IMMEDIATE RELEASE:

Pioneer Bancorp, Inc. Reports First Quarter 2025 Results
Net Income of $5.8 Million

Albany, N.Y. – April 30, 2025 – Pioneer Bancorp, Inc. (“Pioneer”) (NASDAQ: PBFS), a leading financial institution in New York’s Capital Region, today reported the results for the three months ended March 31, 2025.

Net income for the three months ended March 31, 2025 was $5.8 million, or $0.23 per basic and diluted share, as compared to $4.7 million, or $0.19 per basic and diluted share for the three months ended March 31, 2024.

Highlights

●	Net loans receivable of $1.49 billion at March 31, 2025 was up $52.6 million, or 3.7%, from December 31, 2024.
●	Deposits of $1.72 billion at March 31, 2025 were up $135.5 million, or 8.5%, from December 31, 2024.
●	Net interest income of $19.1 million for the three months ended March 31, 2025 was up $1.8 million or 10.1%, from the three months ended March 31, 2024.
●	Net interest margin of 4.12% for the three months ended March 31, 2025 was up 16 basis points from the three months ended March 31, 2024.

Thomas Amell, President and CEO, said, “Our financial results for the first quarter of 2025 reflect Pioneer’s consistent focus on our relationship-based model of creating client advocacy through highly engaged employees. We experienced positive momentum for the quarter with growth in net interest income and margin, reflecting an increased loan portfolio, growth in our diversified deposit base, and prudently managed funding costs. At the same time, we continued to make progress in diversifying products and services, with 13% of revenue generated by noninterest income sources for the quarter, further executing on our strategy of being ‘More Than a Bank’.  As we move forward, our strategic focus remains on delivering long-term value for our stockholders while serving the varied needs of our clients, employees, and communities.”

Total assets were $2.07 billion at March 31, 2025, primarily consisting of $1.49 billion of net loans receivable, $311.0 million of securities available for sale and $139.6 million of cash and cash equivalents. Deposits totaled $1.72 billion at March 31, 2025, and the deposit base was well diversified across customer segments, consisting of approximately 47% retail, 20% commercial and 33% municipal customer relationships. Estimated uninsured deposits, net of affiliate deposits and collateralized deposits, represented 15.7% of total deposits at March 31, 2025. Total shareholders’ equity was $310.7 million at March 31, 2025.

Selected highlights at and for the three months ended March 31, 2025 are as follows:

Net Interest Income and Margin

Net interest income increased $1.8 million, or 10.1%, to $19.1 million for the three months ended March 31, 2025 from $17.3 million for the three months ended March 31, 2024. The increase in net interest income for the three months ended March 31, 2025 was primarily due to an increase in the average yield on interest-earning assets of 32 basis points and an increase in the average balance of interest-earning assets of $117.7 million, partially offset by an increase in the average cost of interest-bearing liabilities of 19 basis points and an increase in the average balance of interest-bearing liabilities of $93.4 million.

Interest income increased $2.7 million, or 11.8%, to $25.8 million for the three months ended March 31, 2025, from $23.1 million for the three months ended March 31, 2024. The increase in interest income for the three months ended March 31, 2025 was driven by market related increases in interest rates on new loans and on investment securities purchased. The average yield on interest-earning assets increased by 32 basis points to 5.62% for the three months ended March 31, 2025, compared to 5.30% for the three months ended March 31, 2024.

Interest expense increased $981,000 to $6.8 million for the three months ended March 31, 2025 from $5.8 million for the three months ended March 31, 2024. The average cost of interest-bearing liabilities increased by 19 basis points to 2.30% for the three months ended March 31, 2025, compared to 2.11% for the three months ended March 31, 2024. The average cost of interest-bearing liabilities increased for the three months ended March 31, 2025 primarily due to the repricing of certain interest-bearing deposit accounts in response to changes in market interest rates and the higher interest rate environment, as well as a shift in the mix of deposits towards higher cost interest-bearing accounts.

Net interest margin increased 16 basis points to 4.12% for the three months ended March 31, 2025, compared to 3.96% for the three months ended March 31, 2024.

Asset Quality and Provision for Credit Losses

Non-performing assets were $10.7 million, or 0.52% of total assets, at March 31, 2025, compared to $5.2 million, or 0.27% of total assets, at December 31, 2024. The increase in non-performing assets at March 31, 2025 was primarily due to a $4.7 million commercial real estate loan relationship consisting of four loans secured by multiple office, warehouse and industrial properties being placed on non-accrual during the three months ended March 31, 2025.

The allowance for credit losses on loans was $22.8 million at March 31, 2025, compared to $21.8 million at December 31, 2024, representing 1.51% and 1.49% of total loans outstanding, respectively.

Net charge-offs were $15,000 for the three months ended March 31, 2025, compared to net charge-offs of $20,000 for the three months ended March 31, 2024. Annualized net charge-offs were 0.00% of average loans for the three months ended March 31, 2025, compared to annualized net charge-offs of 0.01% of average loans for the three months ended March 31, 2024.

The provision for credit losses was $800,000 for the three months ended March 31, 2025, as compared to a provision for credit losses of $80,000 for the three months ended March 31, 2024. The increase in the provision for credit losses for the three months ended March 31, 2025 was primarily due to changes in current economic conditions and growth in the loan portfolio.

Noninterest Income and Noninterest Expense

Noninterest income of $3.7 million for the three months ended March 31, 2025 decreased $509,000, or 12.0%, as compared to $4.2 million for the three months ended March 31, 2024. The decrease in noninterest income for the three months ended March 31, 2025 was primarily due to $386,000 of net gain on equity securities during the three months ended March 31, 2024.

Noninterest expense of $14.6 million for the three months ended March 31, 2025 decreased $838,000, or 5.4%, as compared to $15.4 million for the three months ended March 31, 2024. The decrease in noninterest expense for the three months ended March 31, 2025 was primarily due to a decrease in professional fees of $1.2 million and a decrease in other expenses of $456,000, offset in part by an increase in salaries and employee benefits of $907,000. Professional fees decreased due to lower legal fees and expenses as compared to the prior-year period. Salaries and employee benefits increased due to compensation expense from annual merit increases as well as due to share-based compensation costs recognized during the three months ended March 31, 2025 for the stock awards granted during the three months ended June 30, 2024.

Income Taxes

Income tax expense increased $317,000 to $1.7 million for the three months ended March 31, 2025 as compared to $1.3 million for the three months ended March 31, 2024 primarily due to an increase in income before income taxes. Our effective tax rate was 22.3% for the three months ended March 31, 2025 compared to 22.1% for the three months ended March 31, 2024.

Balance Sheet Summary

Total assets of $2.07 billion at March 31, 2025 increased $89.3 million, or 4.5%, from $1.98 billion at December 31, 2024.

Net loans receivable of $1.49 billion at March 31, 2025 increased $52.6 million, or 3.7%, from $1.43 billion at December 31, 2024. The increase in net loans receivable was primarily a result of growth in the residential mortgage loan portfolio which increased by $30.8 million. Commercial construction loans increased by $11.9 million, commercial real estate loans increased by $9.5 million, consumer loans increased by $1.9 million, and commercial and industrial loans increased by $1.3 million.  These increases were partially offset by a decrease in home equity loans and lines of credit of $1.8 million.

Securities available for sale of $311.0 million at March 31, 2025 decreased $10.5 million, or 3.3%, from $321.5 million at December 31, 2024. The decrease was primarily due to maturities, paydowns and calls of $61.6 million, offset in part by purchases of $47.8 million during the three months ended March 31, 2025.

Deposits of $1.72 billion at March 31, 2025 increased $135.5 million, or 8.5%, from $1.59 billion at December 31, 2024. By deposit category, money market accounts increased by $108.2 million, non-interest-bearing demand accounts increased by $55.0 million, and savings accounts increased by $4.3 million, offset in part by a decrease in certificate of deposits of $24.7 million and by a decrease in demand accounts of $7.3 million. The increase in money market accounts and non-interest-bearing demand accounts was primarily related to growth in municipal deposits due to seasonality and growth in commercial deposits. The decrease in certificates of deposit was primarily due to a decrease in brokered deposits, partially offset by a migration of funds from non-interest bearing demand, savings and other lower rate interest-bearing accounts. The decrease in demand accounts was primarily related to migration of funds to higher interest-bearing accounts.

Shareholders’ equity of $310.7 million at March 31, 2025 increased $6.1 million, or 2.0%, from $304.6 million at December 31, 2024 primarily as a result of net income of $5.8 million and an increase in accumulated other comprehensive income of $1.5 million, partially offset by the repurchase of common stock of $1.6 million. Pioneer Bank, National Association has consistently maintained regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 (leverage) capital to average assets ratio of 11.74% at March 31, 2025.

Stock Repurchase

On May 21, 2024, Pioneer announced that it had adopted a stock repurchase program for up to approximately 5% of its then outstanding common stock, or 1,298,883 shares of its common stock. This is Pioneer’s first stock repurchase program since completing its mutual holding company reorganization and related stock offering. Pioneer repurchased 130,813 shares of its common stock during the three months ended March 31, 2025 at an average price of $11.87 per share under this stock repurchase program. As of March 31, 2025, there were 774,295 shares available for repurchase under this program.

About Pioneer

Pioneer is a bank holding company whose wholly owned subsidiary is Pioneer Bank, National Association. Pioneer provides diversified financial services through Pioneer Bank, National Association and its subsidiaries, with 23 offices in the Capital Region of New York State, and offers a broad array of deposit, lending, and other financial services to individuals, businesses, and municipalities. Pioneer Bank, National Association is a national bank whose wholly owned subsidiaries are Pioneer Insurance Agency, Inc. and Pioneer Financial Services, Inc. For more information on Pioneer, please visit www.pioneerny.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements include, but are not limited to, statements made by Mr. Thomas Amell. Pioneer’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. No assurance can be given that the future results covered by forward-looking statements will be achieved. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including those discussed in our transition report on Form 10-KT for the six months ended December 31, 2024, under the heading “Risk Factors” and other filings made with the Securities and Exchange Commission (the “SEC”), including our quarterly reports on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, Pioneer does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

For additional information contact:

Patrick J. Hughes

Executive Vice President and Chief Financial Officer

(518) 730-3025

InvestorRelations@pioneerny.com

Pioneer Bancorp, Inc.

Selected Financial Data (unaudited)

	March 31,	December 31,
	2025	2024

	(In thousands)
Selected Financial Condition Data:
Total assets	$2,068,985	$1,979,730
Cash and cash equivalents	139,626	96,521
Securities available for sale	311,030	321,537
Securities held to maturity	31,437	25,400
Net loans receivable	1,487,176	1,434,575
Bank-owned life insurance	15,926	15,956
Premises and equipment, net	35,810	35,480
Deposits	1,721,647	1,586,183
Shareholders' equity	310,701	304,553

	For the Three Months Ended
	March 31,
	2025	2024

	(In thousands, except share and per share amounts)
Selected Operating Data:
Interest income	$25,848	$23,115
Interest expense	6,765	5,784
Net interest income	19,083	17,331
Provision for credit losses	800	80
Net interest income after provision for credit losses	18,283	17,251
Noninterest income	3,725	4,234
Noninterest expense	14,591	15,429
Income before taxes	7,417	6,056
Income tax expense	1,654	1,337
Net income	$5,763	$4,719

Earnings per share - basic	$0.23	$0.19
Earnings per share - diluted	0.23	0.19

Weighted average shares outstanding - basic	24,812,752	25,220,299
Weighted average shares outstanding - diluted	24,937,030	25,220,299

	At or For the Three Months Ended
	March 31,
	2025	2024
Performance Ratios:
Return on average assets	1.14%	0.98%
Return on average equity	7.58%	6.63%
Interest rate spread (1)	3.32%	3.19%
Net interest margin (2)	4.12%	3.96%
Non-interest expenses to average assets	2.90%	3.21%
Efficiency ratio (3)	63.97%	71.55%
Average interest-earning assets to average interest-bearing liabilities	158.49%	161.23%

Capital Ratios (4):
Average equity to average assets	15.11%	14.82%
Total capital to risk weighted assets	19.12%	19.82%
Tier 1 capital to risk weighted assets	17.86%	18.56%
Common equity tier 1 capital to risk weighted assets	17.86%	18.56%
Tier 1 capital to average assets	11.74%	11.39%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans	1.51%	1.62%
Allowance for credit losses as a percentage of non-performing loans	213.26%	248.56%
Net charge-offs to average outstanding loans during the period	—%	0.01%
Non-performing loans as a percentage of total loans	0.71%	0.65%
Non-performing loans as a percentage of total assets	0.52%	0.44%
Total non-performing assets as a percentage of total assets	0.52%	0.44%

Other:
Number of offices	23	23
Number of full-time equivalent employees	268	267

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods presented.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Capital Ratios are for Pioneer Bank, National Association.

The above information is preliminary and based on Pioneer’s data available at the time of presentation.